EXHIBIT 10.1

April 29, 2022

Howard M. Lorber
At the Address on File with the Company

Dear Howard:

This letter amends and restates the letter agreement between you and Vector Group Ltd. (the “Company”) dated as of December 21, 2021 and confirms our mutual understanding regarding your employment with the Company following the consummation of the transactions contemplated by the Distribution Agreement (the “Distribution Agreement”) by and between the Company and Douglas Elliman Inc. (“Spinco”) dated as of December 21, 2021, as amended and restated as of December 28, 2021. This letter became effective as of the occurrence of the Distribution Date (as defined in the Distribution Agreement).

Notwithstanding the requirements in your Employment Agreement with the Company dated as of January 27, 2006 (the “Employment Agreement”) to devote substantially all of your working hours to performing services for the Company, the Company consents to the commencement of your service as Spinco’s President and Chief Executive Officer and on its Board of Directors effective as of the Distribution Date, and recognizes that your responsibilities to Spinco will preclude you from devoting substantially all of your business time and attention to the Company’s affairs.

In exchange for such consent, you agree to devote to the Company’s affairs a sufficiently substantial portion of your business time and attention as may be reasonably necessary to accomplish the objectives of the Company. You also agree that, effective as of the Distribution Date, (i) the Company will pay you a base salary at the rate of $1,837,500 per annum, which will be increased, as of January 1 of each year commencing January 1, 2023, by a cost-of-living adjustment determined by reference to the Consumer Price Index, All Urban Consumers for Miami-Fort Lauderdale-West Palm Beach All Items (1982 1984 = 100) (the “Index”), or, if publication of the Index is terminated, any substantially equivalent successor thereto and (ii) the Company will provide you with a $3,750 per month allowance for lodging and related business expenses and you will be entitled to a club membership and dues at one (1) club. You further acknowledge and agree that the foregoing changes to your compensation will not give rise to any rights to voluntarily termination your employment in connection with Section 6(e) of your Employment Agreement and collect severance.

Notwithstanding anything to the contrary in the Employment Agreement, the Employment Agreement and this letter will be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflicts of law. Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms. This letter may not be amended except by a writing executed by the parties hereto.
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If you agree that this letter correctly memorializes our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

Vector Group Ltd.

By: /s/ James B. Kirkland III
Name: James B. Kirkland III
Title: Senior Vice President, Treasurer and Chief
Financial Officer

Accepted and Agreed:

/s/ Howard M. Lorber
Howard M. Lorber

Date: April 29, 2022